Exhibit 5.1

Brent D. Fassett +1 720 566 4025 bfassett@cooley.com

December 17, 2020

ARCA biopharma, Inc.
10170 Church Ranch Way, Suite 100
Westminster, CO 80021

Re:Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to ARCA biopharma, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,167,425 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), pursuant to the Company’s 2020 Equity Incentive Plan (the “2020 Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, each as amended and as currently in effect, (c) the 2020 Plan and (d) originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies , the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2020 Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Brent D. Fassett
Brent D. Fassett

Cooley LLP   380 Interlocken Crescent   Suite 900   Broomfield, CO   80021-8023
t: (720) 566-4000  f: (720) 566-4099  cooley.com